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                                                                       EXHIBIT 3

                       XM SATELLITE RADIO HOLDINGS INC.
                          CERTIFICATE OF DESIGNATION

                               establishing the

            Voting Powers, Designations, Preferences, Limitations,

                     Restrictions, and Relative Rights of

         [ ]% Series B Convertible Redeemable Preferred Stock due 2012

               ------------------------------------------------

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

                ------------------------------------------------
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          XM SATELLITE RADIO HOLDINGS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Issuer"), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer by its Restated Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General
Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer's [ ]% Series B Convertible Redeemable Preferred Stock (the "Preferred Stock"), and (ii) the following resolution fixing the designations, preferences and rights of such Preferred Stock, which was duly adopted by the Board of Directors, on January __, 2000, remains in full force and effect. Certain capitalized terms used herein are defined in Article 10.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of the Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), and pursuant to Section 151(g) of the General Corporation Laws of the State of Delaware, there be from the 60,000,000 shares of preferred stock, $0.01 par value, of the Issuer, authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, consisting of 3,000,000 shares of [ ]% Series
     B Convertible Redeemable Preferred Stock (referred to herein as the "Preferred Stock"), having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Preferred Stock are not stated and expressed in the Certificate of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

1.   Designation and Number of Shares

     1.1 The series will be known as the [ ]% Series B Convertible Redeemable Preferred Stock.

     1.2 The Preferred Stock will be a series consisting of 3,000,000 shares with a liquidation preference of $50 per share of the authorized but unissued preferred stock of the Issuer.

2.   Dividends

     2.1  Payment of Dividends

          (a) Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends from the issue date of the Preferred Stock (the
"Issuance Date") accruing at the rate per annum equal to [    ]% of the
liquidation preference per share, payable quarterly in arrears on [      ],
[      ], [     ] and [     ] of each year (each such date being referred to
herein as a "Dividend Payment Date"), commencing [     ], 2000. All dividends
will be cumulative, whether or not earned or declared.

          (b) Each distribution in the form of a dividend shall be payable in arrears to Holders of record as they appear on the stock books of the Issuer on each record date as
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established by the Board of Directors of the Issuer (the "Dividend Payment
Record Date") not more than 60 nor less than ten days preceding a Dividend Payment Date.

          (i) Dividends payable on the Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (ii) The Preferred Stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends.

          (iii) No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends which may be in arrears.

          (c) Dividends, to the extent declared by the Issuer's Board of Directors may, at the option of the Issuer, be paid in cash, by delivery of fully paid and nonassessable shares of the Issuer's Class A common stock (the "Common Stock"), or a combination thereof. If the Issuer elects to pay dividends in shares of Common Stock, such shares of Common Stock shall be valued for such purpose:

          (i) If on the date of such payment, such shares of Common Stock are freely tradable, such shares of Common Stock shall be valued at 95% of Average Market Value.

          (ii) If on the date of such payment, such shares of Common Stock are not freely tradable, such shares of Common Stock shall be valued at 90% of Average Market Value.

     2.2  Declaration of Dividends

          (a) No dividends or other distributions (other than a dividend or distribution in Junior Securities) may be declared, made or paid or funds set apart for payment on the Junior Securities or Parity Securities, and no Junior Securities or any Parity Securities, including the Preferred Stock, may be repurchased, redeemed or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Issuer (except by conversion into or exchange for Junior Securities or in the case that monies for such dividends, distributions, redemptions, purchases, or other acquisitions are derived from the proceeds of a substantially concurrent offering of such securities), unless full cumulative dividends shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on all outstanding shares of Preferred Stock for all Dividend Payment Dates on or prior to such declaration, payment, redemption, purchase or acquisition.

          (b) No dividends may be declared, made or paid or funds set apart for the payment of dividends upon any outstanding share of Preferred Stock with respect to any dividend period unless all dividends for all preceding periods have been paid or declared and a sum sufficient for the payment thereof is set apart for the payment of such dividend upon all outstanding shares of Senior Securities.

                                       2
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          (c)  The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock will be entitled to receive such dividends with respect to such share of Preferred Stock (except that Holders of shares called for redemption or conversion on a Redemption Date or Conversion Date between the record date and a date which is two days after the Dividend Payment Date will be entitled to receive such dividend on such Redemption Date as indicated in Section 5.1 hereof or such Conversion Date as indicated in Section 4 hereof, as applicable) on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such record date and prior to such Dividend Payment Date. A share of Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Issuer may chose to pay the dividend, in an amount equal to the dividend payable on such dividend payment date, unless such share of Preferred Stock has been called for redemption on a redemption date occurring during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a share of Preferred Stock called for redemption on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding dividend payment date will be payable on such Dividend Payment Date to the record holder of such share on such record date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date or the Issuer's default in payment of the dividend due on that Dividend Payment Date. No payment or adjustment will be made upon conversion of shares of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

          (d) Except as provided in Section 2.2(b) and in Section 4.2, the Issuer shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

          (e) The Issuer will take all actions required or permitted under Delaware corporate law to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with Delaware General Corporation Laws.

3.   Ranking

     3.1 The Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer, rank:

          (a) senior to all classes of Common Stock, Series A Convertible Preferred Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or

                                       3
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dissolution of the Issuer (collectively, with the Common Stock, referred to as the "Junior Securities");

          (b) on a parity with any class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively referred to as "Parity Securities"); and

          (c) junior to each class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Issuer (collectively referred to as "Senior Securities").

     3.2 Except as otherwise provided herein, the Issuer is entitled to amend its Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities, or Senior Securities.

4.   Conversion

     4.1  Conversion Rights

          (a) Each Holder of Preferred Stock shall have the right, at its option, at any time and from time to time to convert, subject to the terms and provisions of this Article 4, any or all of such Holder's shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 4.3, to:

     the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by
     (ii) the Conversion Price then in effect,

except that with respect to any share which shall be called for redemption such right shall terminate at the close of business on the Business Day prior to the Redemption Date unless the Issuer shall default in making the payment due upon redemption thereof.

          (b) The conversion right of a Holder of Preferred Stock shall be exercised by the Holder by the surrender of the certificate representing shares to be converted to the Issuer or to the Transfer Agent accompanied by the Conversion Notice.

          (i) Immediately prior to the close of business on the Conversion Date, each converting Holder of Preferred Stock shall be deemed to be the Holder of record of Common Stock issuable upon conversion of such Holder's Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

                                       4
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          (ii)  Upon notice from the Issuer, each Holder of Preferred Stock so converted shall promptly surrender to the Issuer or the Transfer Agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

          (iii) On any Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (1) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted; (2) receive the payment in cash or shares of Common Stock of any accumulated and unpaid dividends accrued thereon pursuant to Section 4.2 hereof; and (3) exercise the rights to which they are entitled as Holders of Common Stock.

          (c) If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

          (d)   When shares of Preferred Stock are converted pursuant to this
Section 4.1, all accumulated and unpaid dividends, including dividends payable on the Conversion Date pursuant to Section 2.2, or liquidated damages (whether or not in arrears or currently payable) on the Preferred Stock so converted to (and not including) the Conversion Date shall immediately be due and payable, at the Issuer's option:

          (i)   in cash;

          (ii)  by delivery of the Issuer's Common Stock; or

          (iii) a combination thereof.

     4.2 The Conversion Price shall be subject to adjustment from time to time as follows:

          (a)   Stock Splits and Combinations. In case the Issuer shall at any
                -----------------------------
time or from time to time after the Issuance Date (i) subdivide or split the outstanding shares of Common Stock, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of capital stock of the Issuer, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Issuer which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph
(a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b)   Stock Dividends in Common Stock. In case the Issuer shall at any
                -------------------------------
time or from time to time after the Issuance Date pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Issuer other than dividends or distributions of

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shares of Common Stock or other securities with respect to which adjustments are provided in paragraph (a) above, the Conversion Price shall be adjusted so that the holder of each share of Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Price by (2) a fraction, the numerator of which shall be the number of shares of Common Stock theretofore outstanding and the denominator of which shall be the sum of such number of shares and the total number of shares issued in such dividend or distribution.

          (c)  Issuance of Rights or Warrants. In case the Issuer shall issue to
               ------------------------------
all holders of Common Stock rights or warrants entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such rights or warrants shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, and the denominator of which is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of additional shares of Common Stock so offered for subscription or purchase. For purposes of this subparagraph (c), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock. Such adjustment shall be made successively whenever any such event shall occur.

          (d)  Distribution of Indebtedness, Securities or Assets. In case the
               --------------------------------------------------
Issuer shall distribute to all holders of Common Stock (whether by dividend or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock, rights or warrants referred to in subparagraph (c) above or a dividend payable exclusively in cash and other than as a result of a Fundamental Change), the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the Current Market Price on such record date less the fair market value (as determined by the Board of Directors of the Issuer, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. Such adjustment shall be made successively whenever any such event shall occur.

          (e)  Fundamental Changes. In case of any Fundamental Change, the
               -------------------
holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of legally available funds of the Issuer, to the extent required by applicable law) the kind and

                                       6
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amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto.

          (f) Anything in the above sections (a)-(e) to the contrary notwithstanding, the Issuer shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this Section, the holder of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Issuer other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          (g) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Issuer in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in the above paragraphs (a)-(e).

          (h) In any case in which the above paragraphs (a)-(e) require that an adjustment as a result of any event become effective from and after a record date, the Issuer may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and
(ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock.

          (i) If the Issuer shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by the above paragraphs (a)-(e) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

     4.3 Upon a Change of Control, each Holder of Preferred Stock will have the option, during the period commencing on the date that the applicable notice of such Change of Control is mailed to Holders of Preferred Stock and ending on the close of business on the 45/th/ day thereafter (the "Special Conversion Date") to convert all, but not less than all, of such Holder's shares of Preferred Stock into Common Stock at a conversion rate equal to the Liquidation Preference divided by the Special Conversion Price.

          (a) Within fifteen days after a Change of Control, notice of such Change of Control shall be given by the Issuer by first-class mail to each record Holder of shares of Preferred Stock, at such Holder's address as the same appears on the books of the Issuer. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control option may be exercised (the "Expiration Date"); (iii) the name and address of

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the paying agent; and (iv) the procedures that Holders must follow to exercise the Change of Control option.

          (b) On or before the Expiration Date, each Holder of shares of Preferred Stock wishing to exercise the Change of Control option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in
Section 4.3 and on such date the cash or shares of Common Stock due to such Holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 4.3(a)) of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Issuer shall so require and the notice shall so state), such shares shall be converted by the Issuer at the Conversion Price as adjusted.

          (c) Exercise by a holder of such holder's special conversion right following a change of control is irrevocable, except that a holder may withdraw its election to exercise such holder's special conversion right at any time prior to the close of business on the Special Conversion Date by delivering a written or facsimile transmission notice to the transfer agent at the address or facsimile number specified in the change of control notice. Such notice, to be effective, must be received by the transfer agent prior to the close of business on the Special Conversion Date. All shares of Preferred stock tendered for conversion pursuant to holders' special conversion rights as described herein and not withdrawn will be converted at the close of business on the Special Conversion Date.

     4.4 If, as a result of any Conversion Price Adjustment Event, a Holder of the Preferred Stock becomes entitled to receive upon conversion shares of two or more classes of Capital Stock, the Issuer shall determine the reasonable allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms applicable to the Preferred Stock in this Article 4.

     4.5 The Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

     4.6 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting Holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

5.   Redemption of Preferred Stock

     5.1  Optional Redemption of the Preferred Stock

          (a)  Shares of the Preferred Stock may not be required to be redeemed
prior to [    ], 2003.

          (b)  On or after [    ], 2003, the Preferred Stock may be redeemed for
cash, in whole or in part, at the option of the Issuer, at the following Redemption Prices per share (expressed as percentages of the Liquidation Preference), in each case, together with accumulated and unpaid dividends (including an amount equal to a prorated dividend for any partial dividend period), if any, to the Redemption Date, upon not less than 30 nor more than 60 days' prior written notice (the "Redemption Notice"), if redeemed during the 12-month period commencing on _______ of each of the years set forth below:

          Year                                          Redemption
                                                       Price Per Share
          2003...................................             %
          2004...................................             %
          2005...................................             %
          2006...................................             %
          2007...................................             %
          2008...................................             %
          2009...................................             %
          2010 and thereafter....................             %

          (c) In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot, as determined by the Issuer.

          (d) From and after the applicable Redemption Date (unless the Issuer shall be in default of payment of the Redemption Price), dividends on the shares of the Preferred Stock to be redeemed on such Redemption Date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Issuer (except the right to receive the Redemption Price and accumulated dividend amounts and liquidation penalties, if any through the Redemption Date) will cease.

          (e) No such optional redemption may be authorized or made unless, prior to giving the applicable Redemption Notice, all accumulated and unpaid dividends for periods ended prior to the date of such Redemption Notice shall have been paid in cash or Common Stock.

     5.2  (a)    In the event the Issuer shall elect to redeem shares of the
Preferred Stock pursuant to Section 5.1 hereof:

          (i) The Issuer must make a public announcement of the redemption and provide the Holders with the Redemption Notice referred to in Section 5.1(b) not fewer than 30 days nor more than 60 days' prior to the Redemption Date.

          (ii) On or before any Redemption Date, each Holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock (properly endorsed or assigned, or transferred, if the Issuer shall so require and the Redemption Notice shall so state) to the Issuer or the Redemption Agent (if appointed) in the manner and at the place designated in the Redemption Notice.

          (iii) On the Redemption Date, the Issuer or the Redemption Agent, as applicable, shall pay or deliver to the Holder whose name appears on such certificate or certificates as the owner thereof, the full Redemption Price due such Holder in cash, in fully paid and nonassessable shares of Common Stock or in a combination thereof.

          (iv) The shares represented by each certificate to be surrendered shall be automatically (and without any further action of the Issuer or the Holder) canceled as of the Redemption Date whether or not certificates for such shares are returned to the Issuer and returned to authorized but unissued shares of preferred stock of no series.

          (v) If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the Holder, together with the amount of cash, if any, in lieu of fractional shares.

          (b)    If a Redemption Notice shall have been given as provided in
Section 5.1, all rights of the Holders thereof as stockholders of the Issuer with respect to shares so called for redemption (except for the right to receive from the Issuer the Redemption Price) shall cease either (i) from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price, in which case such rights shall not terminate at the Redemption Date) or (ii) if the Issuer shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 20 days after the date of mailing of the Redemption Notice) on which the Issuer shall irrevocably deposit in trust for the Holders of the shares to be redeemed with a designated Redemption Agent as paying agent sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price. Any money or shares of Common Stock so deposited with such Redemption Agent which shall not be required for such redemption shall be returned to the Issuer forthwith. Subject to applicable escheat laws, any moneys or shares of Common Stock so set aside by the Issuer and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Issuer, after which reversion the Holders of such shares so called for redemption shall look only to the general funds of the Issuer for the payment of the Redemption Price without interest. Any interest accrued on funds held by the Redemption Agent shall be paid to the Issuer from time to time.

          (c) In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata or by lot, as determined by the Issuer, except that the Issuer may redeem such shares held by any Holder of fewer than 100 shares (or shares held by Holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Issuer.

     5.3  Mandatory Redemption of Preferred Stock

          (a)  The Issuer will redeem all shares of Preferred Stock on [    ],
2012, at a Mandatory Redemption Price equaling 100% of the Liquidation Preference, together with any accumulated and unpaid dividends to the date of Mandatory Redemption, unless the Preferred Stock has already been redeemed or converted. The Issuer shall send notice of such redemption to Holders upon not less than 30 nor more than 60 days' prior written notice.

          (b) The Issuer must make mandatory redemption payments on the Preferred Stock by delivery of shares of Common Stock and makes such payments as follows:

          (i) If on the date of such payment, such shares of Common Stock are freely tradable, such shares of Common Stock shall be valued at 95% of Average Market Value.

          (ii) If on the date of such payment, such shares of Common Stock are not freely tradable, such shares of Common Stock shall be valued at 90% of Average Market Value.

          (c) If, as a matter of law, the Issuer is unable to issue Common Stock in payment of the Mandatory Redemption Price, then the Issuer shall cause the Preferred Stock to be converted on the date of such mandatory redemption into the same number of shares of Common Stock as could otherwise have been issued in satisfaction of the Mandatory Redemption Price, provided that the Issuer shall have given the Holders of Preferred Stock notice of the exercise of this option at least 30 days prior to the date of such mandatory redemption.

          (d) The Issuer shall pay a Cash Adjustment, determined based on the proceeds received by the Transfer Agent from the sale of that number of shares of Common Stock, which the Issuer will deliver to the Transfer Agent for such purpose, equal to the aggregate of all such fractions rounded up to the nearest whole share, to each Holder that would otherwise be entitled to a fraction of a share of Common Stock.

          (i) The Transfer Agent shall sell such shares of Common Stock at the best available prices and distribute the proceeds to the Holders in proportion to their respective interests therein.

          (ii) The Issuer will pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions. Any portion of any such payment that is declared and not paid through the delivery of shares of Common Stock will be paid in cash. The Issuer shall make a public announcement no later than the close of business on the tenth business day prior to the record date for each dividend as to whether the Issuer will pay such dividend and, if so, the form of consideration the Issuer will use to make such payment.

6.   Liquidation Preference

     6.1 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Issuer or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Issuer's capital stock, Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, the Liquidation Preference per share plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding up), before any distribution is made on any Junior Securities, including, without limitation, the Common Stock.

     6.2 If, upon any voluntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the liquidation performance of the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled.

     6.3 After payment of the full amount of the Liquidation Preference to which they are entitled, the Holders of shares of the Preferred Stock will have no right or claim to any of the remaining assets of the Issuer.

     6.4 Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with or into one or more entities will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Issuer or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Issuer or reduction or decrease in capital stock.

7.   Voting Rights

     7.1 Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth herein.

     7.2  Special Voting Rights

          (a) If dividends payable on the Preferred Stock are in arrears and unpaid for six quarterly periods, whether or not consecutive, the Holders of a majority of the outstanding Preferred Stock voting separately as a class with the shares of any other subsequently issued Parity Securities then titled to similar voting rights (the "Voting Rights Class") will be entitled at the next regular or special meeting of stockholders of the Issuer to elect such number of members to the board of directors constituting at least 20% of the then existing board of directors before such election, rounded to the nearest whole number, provided, however, that such number shall be no less than one nor greater than two, and the number of members of the board of directors will be immediately and automatically increased by one or two, as the case may be.

          (b) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 7.2(a) shall terminate and such directors shall be deemed to have resigned.

          (c) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class described in Section 7.2(a), a proper officer of the Issuer may call, and, upon the written request of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class addressed to the Secretary of the Issuer, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Issuer, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 7.2(c), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders, in which such case the election of directors pursuant to Section 7.2(a) shall be held at such annual meeting of stockholders.

          (d) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

          (e) Any director elected pursuant to the voting rights created under this Section 7.2 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 7.2(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 7.2, or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 7 shall terminate and such directors shall be deemed to have resigned.

     7.3 The affirmative vote or consent of the Holders of at least 50% of the outstanding Preferred Stock will be required for the issuance of any class of Senior Securities (or security convertible into Senior Securities or evidencing a right to purchase any shares or any class or series of Senior Securities), and amendments to the Certificate of Designation that would affect adversely the rights of Holders of Preferred Stock or authorize the issuance of any additional shares of Preferred Stock.

     7.4 The affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding Preferred Stock will be required for amendments to the Change of Control provisions in this certificate. In all such cases each share of Preferred Stock shall be entitled to one vote.

     7.5 Except as set forth in this Certificate of Designation, the creation, authorization or issuance of any shares of Junior Securities or Parity Securities or an increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the Holders of the Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of the Preferred Stock.

     7.6 The consent of the Holders of Preferred Stock shall not be required to authorize (by way of reclassification or otherwise) or issue any Parity Securities or any obligation or security convertible into or exchangeable into or evidencing a right to purchase shares of any class or series of Parity Securities.

8.   Merger, Consolidation and Sale of Assets

     8.1 Without the vote or consent of the Holders of at least 50% of the then outstanding shares of Preferred Stock, the Issuer may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) if the Issuer is not the resulting entity, the Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no dividend arrearages which trigger voting rights have occurred and are continuing. The resulting entity of such transaction shall thereafter be deemed to be the issuer of the Preferred Stock or securities into which it is converted for all purposes of this Certificate of Designation.

9.   Amendment, Supplement and Waiver

     9.1 Without the consent of any Holder of the Preferred Stock, subject to the requirements of the Delaware General Corporation Law, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock, to provide for the assumption of the Issuer's obligations to Holders of the Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such Holder.

10.  Certain Definitions

     Set forth below are certain defined terms used in this Certificate of Designation.

     10.1 "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     10.2 "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement of or otherwise.

     10.3 "Average Market Value" of Common Stock means the arithmetic average of the current market value of the Common Stock for the ten trading days ending on the fifth business day prior to (a) in the case of the payment of any dividend, the record date for such dividend and (b) in the case of the mandatory redemption payment, the date of such payment.

     10.4 "Business Day" means any day other than a Legal Holiday.

     10.5 "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

     10.6 "Cash Adjustment" will be determined based on the proceeds received by the Transfer Agent from the sale of that number of shares of Common Stock, which the Issuer will deliver to the Transfer Agent for such purpose, equal to the aggregate of all such fractions rounded up to the nearest whole share.

     10.7 "Closing Price" with respect to the Common Stock on any trading day, means the last reported regular-way sale price of the Common Stock on the NYSE, or if the Common Stock is not then listed on the NYSE, the last reported regular-way sale price of the Common Stock on the principal stock exchange or market of the Nasdaq Stock Market on which the Common Stock is then listed or traded, or if the Common Stock is not then listed or traded on any such stock exchange or market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Issuer for that purpose.

     10.8 "Change of Control" means: (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in one transaction or a series of related transactions, other than a Permitted Owner or (b) the acquisition of beneficial ownership of shares of the Issuer's Capital Stock by any "person" or "group" (within a meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other a Permitted Owner, by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise of more than fifty percent (50%) of the total voting power of all classes of the Voting Stock of the Issuer or a successor and/or warrants or options to acquire such Voting Stock, entitled to vote generally in elections of the Issuer's board of directors.

Notwithstanding clause (b) above, a merger or consolidation that would otherwise constitute a Change of Control hereunder shall not constitute a Change of Control if (i) the closing price per share of Common Stock for any five trading days within the period of ten consecutive trading days ending immediately after the announcement of such change of control equals or exceeds 105% of the conversion price of the Preferred Stock in effect on each such trading day or
(ii) at least 90% of the consideration in the transaction or transactions constituting a change of control pursuant to this clause consists of shares of Common Stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Preferred Stock becomes convertible solely into such Common Stock (and any rights attached thereto).

However, a transaction of a type described above that results in the Common Stock no longer being listed on a stock exchange or traded on the Nasdaq National Market would also be treated as a change in control even if a Permitted Owner were involved.

     10.9 "Common Stock" means the Issuer's authorized $.01 par value Class A Common Stock.

     10.10 "Conversion Date" means the date the Issuer or the Transfer Agent receives the Conversion Notice.

     10.11 "Conversion Notice" means written notice from the Holder to the Issuer stating that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by certificates delivered to the Issuer or the Transfer Agent contemporaneously. The Conversion Notice will specify or include:

           (i) The number of shares of Preferred Stock being converted by the Holder,

           (ii) The name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Common Stock are to be issued,

           (iii) A written instrument or instruments of transfer in form reasonably satisfactory to the Issuer or the Transfer Agent, duly executed by the Holder or its duly authorized legal representative, or in blank, and

           (iv)  Transfer tax stamps or funds thereof, if required pursuant to
     Section 4.6.

     10.12 "Conversion Price" shall initially be $[   ].

     10.13 "Conversion Price Adjustment Events" are any of those events specified in Section 4.2.

     10.14 "Current Market Price" means, as of any date, the average of the daily Closing Price for the five consecutive Trading Days selected by the Board of Directors beginning not more than 20 trading days before, and ending not later than the date of the applicable event described in Section 4.2(c) or 4.2(d) hereof and the date immediately preceding the record date fixed in connection with that event.

     10.15 "Current Market Value" of Common Stock means the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market or such other SEC-recognized national securities exchange or trading system which the Issuer may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the trading day in question.

     10.16 "Dividend Payment Date" is as defined in Section 2.1, above.

     10.17 "Dividend Payment Record Date" is as defined in Section 2.1, above.

     10.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     10.19 "Expiration Date" is as defined in Section 4.4(a)(i), above.

     10.20 "Fundamental Change" means any transaction or event, including, without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Issuer's Common Stock are converted into or exchanged for stock, other securities, cash or assets.

     10.21 "Holder" means a Person in whose name shares of Capital Stock is registered.

     10.22 "Issuance Date" is as defined in Section 2.1

     10.23 "Issuer" means XM Satellite Radio Holdings Inc., a Delaware corporation.

     10.24 "Junior Security" is as defined in Section 3.1, above.

     10.25 "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     10.26 "Liquidation Preference" means $50 per share of Preferred Stock.

     10.27 "Mandatory Redemption Price" is as defined in Section 5.4(a), above

     10.28 "Market Capitalization" means the product of the then-current market price times the total number of shares of Common Stock then outstanding.

     10.29 "Market Value" means the average of the Closing Prices of the Common Stock for the five trading days ending on the last trading day preceding the date of occurrence of a Change of Control.

     10.30 "Notice Date" means the tenth day prior to a Deposit Payment Date.

     10.31 "Parity Security" is as defined in Section 3.1, above

     10.32 "Permitted Owner" means American Mobile Satellite Corporation, General Motors Corporation, DIRECTV and Clear Channel Communications, Inc. and their respective affiliates.

     10.33 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     10.34 "Preferred Stock" means the Preferred Stock authorized in this Certificate of Designation.

     10.35 "Redemption Agent" means that Person, if any, appointed by the Issuer to hold funds deposited by the Issuer in trust to pay to the Holders of shares to be redeemed.

     10.36 "Redemption Date" means that certain date set forth in the Redemption Notice on which date the redemption of the Preferred Stock is completed.

     10.37 "Redemption Notice" means that notice to be given by the Issuer to the Holders notifying the Holders as to the redemption, in whole or in part, of the Preferred Stock pursuant to Article 5 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (iii) the Redemption Price (whether to be paid in cash or shares of Common Stock); (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and delivery of certificates representing shares of Common Stock (if the Issuer so chooses); (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Issuer defaults in the payment of the Redemption Price; and (vi) the name of any bank or trust company, if any, performing the duties of Redemption Agent. Redemption Notice shall be given by first-class mail to each record Holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Issuer.

     10.38 "Redemption Notice Date" means the date the Redemption Notice is first mailed or delivered to any Holder.

     10.39 "Redemption Price" means that price established for redemption of the Preferred Stock established in Section 5.1(b) hereof.

     10.40 "Special Conversion Date" is as defined in Section 4.3, above.

     10.41 "Special Conversion Price" is the higher of (a) the Market Value of
the Common Stock and (b) $       per share, which amount, in the case of this
clause (b), shall be adjusted each time that the conversion price is adjusted so that the ratio of such amount (as so adjusted) to the conversion price (as so
adjusted) equals the ratio of $        to the initial conversion price.

     10.42 "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

     10.43 The "Transfer Agent" shall be as established pursuant to Article 11 hereof.

     10.44 "Trading Day" means any business day on which the Nasdaq National Stock Market (or any U.S. national securities exchange or quotation system on which the Common Stock is then listed) is open for the transaction of business.

     10.45 "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

11.  Transfer Agent and Registrar

           The duly appointed Transfer Agent and registrar for the Preferred Stock shall be BankBoston, N.A. The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12.  Other Provisions

     12.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

     12.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

     12.3 In the Issuer's discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq National Stock Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

     12.4  The shares of Preferred Stock shall be issuable in whole shares.

     12.5 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

          IN WITNESS WHEREOF, XM Satellite Radio Holdings Inc. caused this
Certificate to be signed this [    ] day of [     ], 2000.


                                             XM SATELLITE RADIO HOLDINGS INC.


                                             By:

                                                 Name:  Heinz Stubblefield
                                                 Title: Chief Financial Officer